NEWS RELEASE

FOR IMMEDIATE RELEASE
Concentra Group Holdings Parent, Inc. Announces Results
For Its Second Quarter Ended June 30, 2025, Cash Dividend, and Raised FY 2025 Guidance
ADDISON, TEXAS — August 7, 2025 — Concentra Group Holdings Parent, Inc. (“Concentra,” the “Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services, today announced results for its second quarter ended June 30, 2025, the declaration of a cash dividend, and raised guidance for FY 2025.
“Concentra delivered strong results in the second quarter, building on our solid start to 2025,” said Keith Newton, Chief Executive Officer of Concentra. “Our results reflected strength across several key measures, including growth in patient visits, rate, revenue, and Adjusted EBITDA. We are well-positioned for continued momentum driven by the disciplined execution of our strategy by our outstanding colleagues.”

Matt DiCanio, Concentra’s President and Chief Financial Officer, added, “We are progressing well on the integration of our recent acquisitions of Nova Medical Centers and Pivot Onsite Innovations, enabling Concentra to deliver our high-quality workplace health services from over 1,000 combined occupational health center and onsite health clinic locations across the country. In addition to our organic visit growth, these acquisitions and our broader development efforts will contribute to Concentra’s performance through increased top line growth and operational efficiencies.”
Second Quarter 2025 Highlights
•Revenue of $550.8 million, an increase of 15.2% from $477.9 million in Q2 2024
•Net income of $46.2 million, net income attributable to the Company of $44.6 million, and Adjusted Net Income Attributable to the Company of $47.7 million in Q2 2025
•Earnings per share of $0.35 and Adjusted Earnings per Share of $0.37 in Q2 2025
•Adjusted EBITDA of $115.0 million, an increase of 13.2% from $101.6 million in Q2 2024
•Cash balance of $73.9 million and net leverage of 3.8x at the end of Q2 2025
•Patient Visits of 3,520,320, or 55,005 Visits per Day in the quarter, an increase in Visits per Day of 9.5% from Q2 2024
•Revenue per Visit of $145.92, an increase of 4.4% from $139.81 in Q2 2024
•Closed on the acquisition of Pivot Onsite Innovations on June 1st
•Total occupational health centers of 628, compared to 547 at the end of Q2 2024
•Total onsite health clinics of 406, compared to 154 at the end of Q2 2024
•More than 1,000 total locations, serving approximately 215,000 employer customers
•Announced the appointment of Brigid Bonner and Vipin Gopal to our board of directors
Second Quarter 2025 Financial Overview
For the second quarter ended June 30, 2025, revenue increased 15.2% to $550.8 million, compared to $477.9 million for the same quarter, prior year. Income from operations increased 6.7% to $89.5 million for the second quarter ended June 30, 2025, compared to $83.9 million for the same quarter, prior year. Net income was $46.2 million, earnings per share was $0.35, and Adjusted Earnings per Share was $0.37 for the second quarter ended June 30, 2025 compared to net income of $53.1 million, earnings per share of $0.50 and Adjusted Earnings per Share of $0.49, for the same quarter, prior year. Net income decreased due to higher interest expense from the IPO recapitalization. Adjusted EBITDA increased 13.2% to $115.0 million for the second quarter ended June 30, 2025, compared to $101.6 million for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table X of this release. The definition of Adjusted Earnings per Share and a reconciliation of net income attributable to the Company and earnings per share on a fully diluted basis to Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share on a fully diluted basis are presented in table XI of this release.
Year to Date June 30, 2025 Financial Overview
For the six months ended June 30, 2025, revenue increased 11.2% to $1,051.5 million, compared to $945.5 million for the same period, prior year. Income from operations increased 6.5% to $169.9 million for the six months ended June 30, 2025, compared to $159.4 million for the same period, prior year. Net income was $86.8 million, earnings per share was $0.65 and Adjusted Earnings per Share was $0.70 for the six months ended June 30, 2025, compared to net income of $103.3 million, earnings per share of $0.97, and Adjusted Earnings per Share of $0.98 for the same quarter, prior year. Adjusted EBITDA increased 10.1% to $217.7 million for the six months ended June 30, 2025, compared to $197.7 million for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table X of this release. The definition of Adjusted Earnings per Share and a reconciliation of net income attributable to the Company and earnings per share on a fully diluted basis to Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share on a fully diluted basis are presented in table XI of this release.
Balance Sheet
As of June 30, 2025, our balance sheet reflected cash of $73.9 million, total debt of $1,665.9 million and total assets of $2,841.6 million. Concentra’s net leverage ratio as of June 30, 2025 is 3.8x, which was in compliance with the financial covenant under our credit agreement. The Company is targeting a net leverage ratio of approximately 3.5x by the end of 2025 and less than 3.0x by the end of 2026.
Cash Flow
Cash flows provided by operating activities in the second quarter ended June 30, 2025 totaled $88.4 million compared to $70.4 million for the same quarter, prior year. The increase in year over year cash flow from operations is driven primarily by the higher income from operations and also due to the timing of payroll and other payables at quarter end. During the second quarter ended June 30, 2025, cash flow from investing activity resulted in cash used of $79.5 million, including capital expenditures of $25.2 million, with $7.4 million of one-time capital expenditures associated with our Nova integration and rebranding, and acquisition-related spend of $54.3 million. Cash flow from operations less cash flow from investing activity resulted in cash provided of $8.9 million for the quarter. Cash flow from financing activity generated $12.9 million for the quarter, resulting in an increase in cash of $21.8 million.
Pivot Onsite Innovations Acquisition Closing
Effective June 1, 2025, the Company acquired Onsite Innovations, LLC (“Pivot Onsite Innovations”) for a purchase price of $54.4 million, subject to adjustment in accordance with the terms and conditions set forth in the equity purchase agreement.

Pivot Onsite Innovations operates over 240 onsite health clinics at employer locations in over 40 states, providing occupational health, wellness, prevention and performance services. The acquisition enabled the Company to expand to over 400 onsite health clinics at employer locations.

The transaction was financed using a combination of $35.0 million of available borrowing capacity under our existing Revolving Credit Facility and the remaining with cash on hand.
Dividend
On August 6, 2025, the Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable August 28, 2025, to stockholders of record as of the close of business on August 21, 2025.
There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of the Board of Directors after taking into account various factors, including, but not limited to, the Company’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of indebtedness, and other factors the Board of Directors may deem to be relevant.

2025 Business Outlook
Concentra raised its financial guidance for 2025. We now expect to deliver the following results:

•Revenue in the range of $2.13 billion to $2.16 billion
•Adjusted EBITDA in the range of $420 million to $430 million
•Capital expenditures in the range of $80 million to $90 million (no change)
•Net leverage ratio of approximately 3.5x (no change)

A reconciliation of full year 2025 Adjusted EBITDA expectations to net income is presented in table XII of this release.
Company Overview
Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 13,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of over 50,000 patients each day on average across 47 states at our 628 occupational health centers, 406 onsite health clinics at employer worksites, and Concentra Telemed as of June 30, 2025.
Conference Call
Concentra will host a conference call regarding its second quarter financial results and business outlook on Friday August 8, 2025, at 9 a.m. Eastern Time. The conference call will be a live webcast and can be accessed via this Earnings Call Webcast Link or via Concentra’s website at https://ir.concentra.com. A replay of the webcast will be available shortly after the call at the same locations.
Participants may join the audio-only version of the webcast or participate in the question-and-answer session by calling:
Toll Free: 888-506-0062
International: 973-528-0011
Participant Access: All dial-in participants should ask to join the Concentra call.

* * * * *
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Concentra’s 2025 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•The frequency of work-related injuries and illnesses;
•The adverse changes to our relationships with employer customers, third-party payors, workers’ compensation provider networks or employer services networks;
•Changes to regulations, new interpretations of existing regulations, or violations of regulations;
•State fee schedule changes undertaken by state workers’ compensation boards or commissions and other third-party payors;
•Our ability to realize reimbursement increases at rates sufficient to keep pace with the inflation of our costs;
•Labor shortages, increased employee turnover or costs, and union activity could significantly increase our operating costs;
•Our ability to compete effectively with other occupational health centers, onsite health clinics at employer worksites, and healthcare providers;
•A security breach of our, or our third-party vendors’, information technology systems which may cause a violation of HIPAA and subject us to potential legal and reputational harm;
•Negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes;
•Significant legal actions could subject us to substantial uninsured liabilities;
•Litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our business and financial statements;
•Insurance coverage may not be sufficient to cover losses we may incur;
•Acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities;
•Our exposure to additional risk due to our reliance on third parties in many aspects of our business;
•Compliance with applicable laws regarding the corporate practice of medicine and therapy and fee-splitting;
•Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information;
•Compliance with applicable data interoperability and information blocking rule;
•Facility licensure requirements in some states are costly and time-consuming, limiting or delaying our operations;
•Our ability to adequately protect and enforce our intellectual property and other proprietary rights;
•Adverse economic conditions in the U.S. or globally;
•Any negative impact on the global economy and capital markets resulting from other geopolitical tensions;
•The impact of impairment of our goodwill and other intangible assets;
•Our ability to maintain satisfactory credit ratings;

•The effects of the Separation on our business;
•Our ability to achieve the expected benefits of and successfully execute the Separation and related transactions;
•Restrictions on our business, potential tax and indemnification liabilities and substantial charges in connection with the Separation and related transactions;
•The negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease similar to the COVID-19 pandemic;
•The loss of key members of our management team;
•Our ability to attract and retain talented, highly skilled employees and a diverse workforce, and on the succession of our senior management;
•Climate change, or legal, regulatory or market measures to address climate change;
•Increasing scrutiny and rapidly evolving expectations from stakeholders regarding ESG matters;
•Changes in tax laws or exposures to additional tax liabilities; and
•Changes to United States tariff and import/export regulations and the impact on global economic conditions may have a negative effect on our business, financial condition and results of operations.
Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.
Investor inquiries:

Bill Chapman
Vice President, Strategy & Investor Relations
972-725-6488
ir@concentra.com
SOURCE: Concentra Group Holdings Parent, Inc.

I. Condensed Consolidated Statements of Operations
For the Second Quarter Ended June 30, 2025 and 2024
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,
	2025	2024	% Change
Revenue	$550,785	$477,915	15.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	389,334	339,273	14.8
General and administrative, exclusive of depreciation and amortization(1)	52,931	36,828	43.7
Depreciation and amortization	18,998	17,870	6.3
Total costs and expenses	461,263	393,971	17.1
Other operating income	20	—	N/M
Income from operations	89,542	83,944	6.7
Other income and expense:
Equity in losses of unconsolidated subsidiaries	—	(3,676)	N/M
Interest (expense) income	(28,193)	205	N/M
Interest expense on related party debt	—	(9,318)	N/M
Income before income taxes	61,349	71,155	(13.8)
Income tax expense	15,155	18,096	(16.3)
Net income	46,194	53,059	(12.9)
Less: net income attributable to non-controlling interests	1,634	1,322	23.6
Net income attributable to the Company	$44,560	$51,737	(13.9)%
Basic and diluted earnings per common share:(2)	$0.35	$0.50
_______________________________________________________________________________
(1)    Includes transition services agreement fees of $3.5 million for the three months ended June 30, 2025, and shared service fees from a related party of $3.8 million for the three months ended June 30, 2024.
(2)    Refer to table III for calculation of earnings per common share.
N/M    Not meaningful

II. Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2025 and 2024
(In thousands, except per share amounts, unaudited)

	Six Months Ended June 30,
	2025	2024	% Change
Revenue	$1,051,537	$945,513	11.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	746,435	676,263	10.4
General and administrative, exclusive of depreciation and amortization(1)	99,644	73,737	35.1
Depreciation and amortization	35,617	36,355	(2.0)
Total costs and expenses	881,696	786,355	12.1
Other operating income	20	284	(93.0)
Income from operations	169,861	159,442	6.5
Other income and expense:
Loss on early retirement of debt	(875)	—	N/M
Equity in losses of unconsolidated subsidiaries	—	(3,676)	N/M
Interest (expense) income	(53,741)	94	N/M
Interest expense on related party debt	—	(19,289)	N/M
Income before income taxes	115,245	136,571	(15.6)
Income tax expense	28,409	33,233	(14.5)
Net income	86,836	103,338	(16.0)
Less: net income attributable to non-controlling interests	3,365	2,645	27.2
Net income attributable to the Company	$83,471	$100,693	(17.1)%
Basic and diluted earnings per common share(2)	$0.65	$0.97
_____________________________________
(1)    Includes transition services agreement fees of $7.2 million for the six months ended June 30, 2025, and shared service fees from a related party of $7.7 million for the six months ended June 30, 2024.
(2)    Refer to table III for calculation of earnings per common share.
N/M    Not meaningful

III. Earnings per Share
For the Three and Six Months Ended June 30, 2025 and 2024
(In thousands, except per share amounts, unaudited)
As of June 30, 2025, the Company’s capital structure consists of common stock and unvested restricted stock. To calculate earnings per share (“EPS”) for the three and six months ended June 30, 2025, the Company applied the two-class method because its unvested restricted shares were participating securities.
As of June 30, 2024, the Company’s capital structure consists of common stock. There were no participating shares or securities outstanding during the three and six months ended June 30, 2024.
The following table sets forth the net income attributable to the Company, its shares, and its participating shares:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$46,194	$53,059	$86,836	$103,338
Less: net income attributable to non-controlling interests	1,634	1,322	3,365	2,645
Net income attributable to the Company	44,560	51,737	83,471	100,693
Less: distributed and undistributed net income attributable to participating securities	530	—	985	—
Distributed and undistributed net income attributable to common shares	$44,030	$51,737	$82,486	$100,693
The following table sets forth the computation of EPS. The Company applied the two-class method for the three and six months ended June 30, 2025.

	Three Months Ended June 30, 2025			Three Months Ended June 30, 2024
	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS
Common shares	$44,030	126,647	$0.35	$51,737	104,094	$0.50
Participating securities	530	1,524	$0.35	—	—	$—
Total Company	$44,560	128,171	$0.35	$51,737	104,094	$0.50

	Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS
Common shares	$82,486	126,647	$0.65	$100,693	104,094	$0.97
Participating securities	985	1,512	$0.65	—	—	$—
Total Company	$83,471	128,159	$0.65	$100,693	104,094	$0.97
____________________________________________
(1)    Represents the weighted average shares outstanding during the period.

IV. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$73,872	$183,255
Accounts receivable	271,752	217,719
Prepaid income taxes	5,280	1,544
Other current assets	44,263	34,689
Total current assets	395,167	437,207
Operating lease right-of-use assets	473,334	435,595
Property and equipment, net	220,278	197,930
Goodwill	1,480,653	1,234,707
Other Identifiable intangible assets, net	257,261	204,725
Other assets	14,891	11,000
Total assets	$2,841,584	$2,521,164
LIABILITIES AND EQUITY
Current liabilities:
Current operating lease liabilities	$83,279	$75,442
Current portion of long-term debt and notes payable	13,921	10,093
Accounts payable	38,877	19,752
Accrued and other liabilities	198,992	201,899
Total current liabilities	335,069	307,186
Non-current operating lease liabilities	430,439	396,914
Long-term debt, net of current portion	1,652,003	1,468,917
Non-current deferred tax liability	24,362	25,380
Other non-current liabilities	32,331	24,043
Total liabilities	2,474,204	2,222,440
Redeemable non-controlling interests	19,560	18,013
Stockholders’ equity:
Common stock, $0.01 par value, 700,000,000 shares authorized, 128,170,952 and 128,125,952 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1,282	1,281
Capital in excess of par	265,390	260,837
Retained earnings	79,827	13,553
Accumulated other comprehensive loss	(3,863)	—
Total stockholders’ equity	342,636	275,671
Non-controlling interests	5,184	5,040
Total equity	347,820	280,711
Total liabilities and equity	$2,841,584	$2,521,164

V. Condensed Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2025 and 2024
(In thousands, unaudited)

	Three Months Ended June 30,
	2025	2024
Operating activities
Net income	$46,194	$53,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,998	17,870
Equity in losses of unconsolidated subsidiaries	—	3,676
Loss (gain) on sale of assets	1	(1)
Stock compensation expense	2,285	166
Amortization of debt discount and issuance costs	995	—
Deferred income taxes	(1,177)	903
Other	1,096	47
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(5,106)	676
Other current assets	(5,028)	8,539
Other assets	1,401	(4,939)
Accounts payable and accrued liabilities	28,720	(9,563)
Net cash provided by operating activities	88,379	70,433
Investing activities
Business combinations, net of cash acquired	(54,282)	—
Purchases of property and equipment	(25,226)	(15,263)
Proceeds from sale of assets	—	1
Net cash used in investing activities	(79,508)	(15,262)
Financing activities
Borrowings on revolving facilities	35,000	—
Payments on related party revolving promissory note	—	(50,000)
Payments on term loans	(2,375)	—
Borrowings of other debt	107	—
Principal payments on other debt	(1,810)	(2,102)
Dividends paid to common stockholders	(16,021)	—
Distributions to and purchases of non-controlling interests	(2,009)	(1,100)
Distribution to Select	—	(852)
Net cash provided by (used in) financing activities	12,892	(54,054)
Net increase in cash and cash equivalents	21,763	1,117
Cash and cash equivalents at beginning of period	52,109	49,552
Cash and cash equivalents at end of period	$73,872	$50,669
Supplemental information
Cash paid for interest	$16,295	$9,554
Cash paid for taxes	$35,616	$33,975

VI. Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2025 and 2024
(In thousands, unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net income	$86,836	$103,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,617	36,355
Equity in losses of unconsolidated subsidiaries	—	3,676
Loss on extinguishment of debt	51	—
Loss on sale of assets	—	42
Stock compensation expense	4,554	332
Amortization of debt discount and issuance costs	1,971	—
Deferred income taxes	(2,205)	(1,618)
Other	1,107	59
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(26,251)	(12,829)
Other current assets	(7,781)	1,224
Other assets	2,303	(4,217)
Accounts payable and accrued liabilities	3,876	(11,307)
Net cash provided by operating activities	100,078	115,055
Investing activities
Business combinations, net of cash acquired	(333,300)	(5,144)
Purchases of property and equipment	(40,958)	(32,494)
Proceeds from sale of assets	1	23
Net cash used in investing activities	(374,257)	(37,615)
Financing activities
Borrowings on revolving facilities	85,000	—
Borrowings from related party revolving promissory note	—	10,000
Payments on related party revolving promissory note	—	(60,000)
Proceeds from term loans, net of issuance costs	948,848	—
Payments on term loans	(850,250)	—
Borrowings of other debt	6,575	6,618
Principal payments on other debt	(6,505)	(4,378)
Dividends paid to common stockholders	(16,021)	—
Distributions to and purchases of non-controlling interests	(2,851)	(2,643)
Distribution to Select	—	(7,742)
Net cash provided by (used in) financing activities	164,796	(58,145)
Net (decrease) increase in cash	(109,383)	19,295
Cash at beginning of period	183,255	31,374
Cash at end of period	$73,872	$50,669
Supplemental information
Cash paid for interest	$54,432	$19,512
Cash paid for taxes	$35,568	$34,009

VII. Disaggregated Revenue
For the Three and Six Months Ended June 30, 2025 and 2024
(In thousands, unaudited)
The following table disaggregates the Company’s revenue for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Occupational health centers:
Workers' compensation	$332,191	$288,405	$634,298	$568,271
Employer services	174,318	153,305	334,458	304,040
Consumer health	7,177	7,669	15,788	15,995
Other occupational health center revenue	2,452	1,861	4,516	4,006
Total occupational health center revenue	516,138	451,240	989,060	892,312
Onsite health clinics	22,569	15,539	39,119	31,396
Other	12,078	11,136	23,358	21,805
Total revenue	$550,785	$477,915	$1,051,537	$945,513

VIII. Key Statistics
For the Second Quarter Ended June 30, 2025 and 2024
(unaudited)

	Three Months Ended June 30,
	2025		2024
Facility Count
Number of occupational health centers—start of period	627		547
Number of occupational health centers acquired	—		—
Number of occupational health centers de novos	1		1
Number of occupational health centers closed/sold	—		(1)
Number of occupational health centers—end of period	628		547
Number of onsite health clinics operated—end of period	406		154

The following table sets forth operating statistics for our occupational health centers operating segment for the periods presented:

	Three Months Ended June 30,
Number of patient visits	2025		2024	% Change
Workers’ compensation	1,589,981		1,455,254	9.3%
Employer services	1,877,383		1,702,399	10.3%
Consumer health	52,956		56,602	(6.4)%
Total	3,520,320		3,214,255	9.5%

Visits per day volume
Workers’ compensation	24,843		22,739	9.3%
Employer services	29,334		26,600	10.3%
Consumer health	827		884	(6.4)%
Total	55,005	(3)	50,223	9.5%

Revenue per visit(1)
Workers’ compensation	$208.93		$198.18	5.4%
Employer services	92.85		90.05	3.1%
Consumer health	135.52		135.49	—%
Total	$145.92		$139.81	4.4%

Business Days(2)	64		64
_____________________________________
(1)    Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated as total patient revenue divided by total patient visits. Revenue per visit as reported includes only the revenue and patient visits in our occupational health centers segment and does not include our onsite health clinics or other businesses segments.
(2)    Represents the number of days in which normal business operations were conducted during the periods presented.
(3)    Does not total due to rounding

IX. Key Statistics
For the Six Months Ended June 30, 2025 and 2024
(unaudited)

	Six Months Ended June 30,
	2025		2024
Facility Count
Number of occupational health centers—start of period	552		544
Number of occupational health centers acquired	72		2
Number of occupational health centers de novos	4		2
Number of occupational health centers closed/sold	—		(1)
Number of occupational health centers—end of period	628		547
Number of onsite health clinics operated—end of period	406		154

The following table sets forth operating statistics for our occupational health centers operating segment for the periods presented:
	Six Months Ended June 30,
	2025		2024	% Change
Number of patient visits
Workers’ compensation	3,034,861		2,888,338	5.1%
Employer services	3,573,795		3,361,690	6.3%
Consumer health	116,032		119,882	(3.2)%
Total	6,724,688		6,369,910	5.6%

Visits per day volume
Workers’ compensation	23,897		22,565	5.9%
Employer services	28,140		26,263	7.1%
Consumer health	914		937	(2.5)%
Total	52,950	(3)	49,765	6.4%

Revenue per visit(1)
Workers’ compensation	$209.00		$196.75	6.2%
Employer services	93.59		90.44	3.5%
Consumer health	136.06		133.42	2.0%
Total	$146.41		$139.45	5.0%

Business days(2)	127		128
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(1)    Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated as total patient revenue divided by total patient visits. Revenue per visit as reported includes only the revenue and patient visits in our occupational health centers segment and does not include our onsite health clinics or other businesses segments.
(2)    Represents the number of days in which normal business operations were conducted during the periods presented.
(3)    Does not total due to rounding.

X. Net Income to Adjusted EBITDA Reconciliation
For the Three and Six Months Ended June 30, 2025 and 2024
(In thousands, unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures that we believe provide useful insight into the underlying performance of our business by excluding items that may obscure trends in our core operating results. These metrics are not intended to be substitutes for GAAP measures such as net income and may differ from similarly titled metrics supported by other companies. We use these non-GAAP measures internally for budgeting, forecasting, and evaluating performance. Investors should consider these measures in addition to, and not as a replacement for, GAAP results reported in our financial statements.
Adjusted EBITDA is a supplemental measure that we believe offers a clearer view of business performance by excluding items that do not reflect the core operations of the Company. We define adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, stock-based compensation expense, acquisition related costs, gains or losses on early retirement of debt, separation transaction costs, gains or losses on the sale of businesses, and equity in earnings or losses from unconsolidated subsidiaries. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. This margin helps assess the efficiency of our operations on a normalized basis.
The following table reconciles net income to Adjusted EBITDA and net income margin to Adjusted EBITDA margin and should be referenced when we discuss Adjusted EBITDA and Adjusted EBITDA margin.

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	Amount	% of Revenue(2)	Amount	% of Revenue(2)	Amount	% of Revenue(2)	Amount	% of Revenue(2)
Reconciliation of Adjusted EBITDA:
Net income	$46,194	8.4%	$53,059	11.1%	$86,836	8.3%	$103,338	10.9%
Add (Subtract):
Income tax expense	15,155	2.8	18,096	3.8	28,409	2.7	33,233	3.5
Interest expense (income)	28,193	5.1	(205)	0.0	53,741	5.1	(94)	0.0
Interest expense on related party debt	—	—	9,318	1.9	—	—	19,289	2.0
Equity in losses of unconsolidated subsidiaries	—	—	3,676	0.8	—	—	3,676	0.4
Loss on early retirement of debt	—	—	—	—	875	0.1	—	—
Stock compensation expense	2,285	0.4	166	0.0	4,554	0.4	332	0.0
Depreciation and amortization	18,998	3.4	17,870	3.7	35,617	3.4	36,355	3.8
Separation transaction costs(1)	1,360	0.2	(380)	(0.1)	1,675	0.2	1,613	0.2
Nova and Pivot Onsite Innovations acquisition costs	2,833	0.5	—	—	5,970	0.6	—	—
Adjusted EBITDA	$115,018	20.9%	$101,600	21.3%	$217,677	20.7%	$197,742	20.9%
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(1)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, system implementation, and software disposal costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.
(2)    Does not total due to rounding.

XI. Reconciliation of Earnings per Share to Adjusted Earnings per Share
For the Three and Six Months Ended June 30, 2025 and 2024
(In thousands, except per share amounts, unaudited)
Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are used by management to provide useful insight into the underlying performance of our business. Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are not measures of financial performance under U.S. GAAP and are not intended to be substitutes for U.S. GAAP measures such as net income or earnings per share. These metrics may differ from similarly titled metrics supported by other companies. Concentra believes that the presentation of Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share are important to investors because they are reflective of the financial performance of Concentra’s ongoing operations and provide better comparability of its results of operations between periods. Investors should consider these measures in addition to, and not as a replacement for, U.S. GAAP results reported in our financial statements.
We define Adjusted Net Income Attributable to the Company as net income attributable to the Company, excluding gain (loss) on early retirement of debt, separation transaction costs, acquisition costs, gain (loss) on sale of businesses, and other non-recurring costs not directly tied to operating performance, all on an after tax basis. We define Adjusted Earnings per Share as the Adjusted Net Income Attributable to the Company divided by the diluted weighted average shares outstanding.
The following table reconciles net income attributable to the Company and earnings per share on a fully diluted basis to Adjusted Net Income Attributable to the Company and Adjusted Earnings per Share on a fully diluted basis.

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	Per Share	2024	Per Share(4)	2025	Per Share	2024	Per Share(4)
Reconciliation of Adjusted Net Income Attributable to the Company:(1)
Net income attributable to the Company	$44,560	$0.35	$51,737	$0.50	$83,471	$0.65	$100,693	$0.97
Adjustments:
Loss on early retirement of debt	—	—	—	—	875	0.01	—	—
Separation transaction costs(2)	1,360	0.01	(380)	0.00	1,675	0.01	1,613	0.02
Nova and Pivot Onsite Innovations acquisition costs	2,833	0.02	—	—	5,970	0.05	—	—
Total additions, net	$4,193	$0.03	$(380)	$0.00	$8,520	$0.07	$1,613	$0.02
Less: tax effect of adjustments(3)	(1,036)	(0.01)	97	0.00	(2,100)	(0.02)	(392)	0.00
Adjusted Net Income Attributable to the Company	$47,717	$0.37	$51,454	$0.49	$89,891	$0.70	$101,914	$0.98

Weighted average shares outstanding - diluted		128,171		104,094		128,159		104,094
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(1)    As of June 30, 2025, we updated the schedule for all periods presented to include Net Income Attributable to the Company. Management believes this measure will provide an improved insight into the performance of our business.
(2)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, system implementation, and software disposal costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.
(3)    Tax impact is calculated using the annual effective tax rate, excluding discrete costs and benefits.
(4)    Does not total due to rounding.

XII. 2025 Net Income to Adjusted EBITDA Reconciliation
Business Outlook for the Year Ending December 31, 2025
(In millions, unaudited)
The following is a reconciliation of full year 2025 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to tables X for discussion of Concentra's use of Adjusted EBITDA in evaluating financial performance and for the definition of Adjusted EBITDA. Each item presented in the below table is an estimation of full year 2025 expectations.

	Range
	Low	High
Net income attributable to the Company	$157	$164
Net income attributable to non-controlling interests	6	7
Net income	$163	$171
Loss on early retirement of debt	1	1
Income tax expense	54	56
Interest expense	109	109
Income from operations	327	337
Stock compensation expense	10	10
Depreciation and amortization	74	74
Separation transaction costs	3	3
Nova and Pivot Onsite Innovations acquisition costs	6	6
Adjusted EBITDA	$420	$430

Adjusted Net Income Attributable to the Company(1)	$165	$172

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(1)    Represents net income attributable to the Company plus the tax effective adjustments for loss on early retirement of debt, separation transaction costs, and Nova and Pivot Onsite Innovations acquisition costs.